                                                                      EXHIBIT 11


                 COMMUNITY PSYCHIATRIC CENTERS AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE


                         Nine months ended          Three Months Ended
                             August 31                   August 31
                           1996         1995      1996           1995
                     --------------------------  -----------------------------
                    (000s, except per share data) (000s, except per share data)

Weighted average
 common shares*          44,142        43,630      44,322        43,660
                        =======       =======     =======      ========


Net income (loss)       $49,057       $(9,224)    $39,108      $(24,332)
                        =======       =======     =======      ========


Net income (loss)
 per share              $  1.11       $ (0.21)    $   .88      $  (0.56)
                        =======       =======     =======      ========


* Dilutive common stock equivalents are less than 3% of weighted average common shares outstanding.

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